Exhibit 16.1

May 21, 2007

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for H.B. Fuller Company Thrift Plan and the EFTEC Savings Plan (collectively, the “Plans”) and, under the date of June 13, 2006, we reported on the financial statements of the Plans as of and for the years ended December 31, 2005 and 2004. On April 6, 2007, we were dismissed. We have read the Plans’ statements included under Item 4.01 and its Form 8-K dated April 6, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with the Plans’ statements that Virchow, Krause & Company, LLP (“VK”) was not engaged or consulted regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Plans’ financial statements, and neither a written report was provided to the Plans nor oral advice was provided that VK concluded was an important factor considered by the Plans in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulations S-K.

Very truly yours,

/s/ KPMG LLP